EXHIBIT 99.1
News Release

Contacts:
Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors – Roger K. Newport, Senior Vice President, Finance and Chief Financial Officer (513) 425-5270

AK Steel Announces Executive Promotions and Organization Changes

WEST CHESTER, OH, May 29, 2015 - AK Steel (NYSE: AKS) said today that its Board of Directors has approved the following executive promotions and organization changes, effective May 29, 2015.

▪	Roger K. Newport has been promoted to Executive Vice President, Finance and Chief Financial Officer. Mr. Newport was previously Senior Vice President, Finance and Chief Financial Officer.

▪	Kirk W. Reich has been promoted to Executive Vice President, Manufacturing. Mr. Reich was previously Senior Vice President, Manufacturing.

▪	Keith J. Howell has been promoted to Senior Vice President, Operations. Mr. Howell was previously Vice President, Operations.

•	Joseph C. Alter has been named Vice President, General Counsel and Corporate Secretary. He previously was Vice President, General Counsel and Chief Compliance Officer.

“The executive promotions and organization changes announced today recognize the distinguished leadership performances and the outstanding contributions that these talented executives are making to our company,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “The strong leadership that each one provides as a member of our company’s executive team is helping to position AK Steel for future success.”
Mr. Newport will continue to be responsible for accounting, treasury, financial planning and analysis, strategy, internal auditing, risk management and investor relations, as well as maintaining oversight responsibility for the company’s AK Tube LLC subsidiary. In addition, he has responsibility for purchasing (excluding raw materials and energy), as well as information technology.
He started his career with the company in 1985 in the accounting department. He advanced through a number of increasingly responsible finance, sales and marketing positions at the company’s corporate headquarters and Middletown Works. He was named AK Steel’s Controller in 2001, adding responsibilities as Chief Accounting Officer in 2004. He was named Vice President, Business Planning and Development in 2010, Vice President, Finance and Chief Financial Officer in 2012, and Senior Vice President, Finance and Chief Financial Officer in 2014.
Mr. Newport is a member of the Board of Directors of the American Iron and Steel Institute and a member of the Board of the Cincinnati USA Regional Chamber. He is also a member of the Dean’s Executive Advisory Board for Xavier University’s Williams College of Business, and a member of Financial Executives International. He served as Group Chair, Special Projects for the 2014 United Way of Greater Cincinnati Campaign. Roger holds a BBA degree in Accounting from the University of Cincinnati and an MBA with honors from Xavier University.
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Mr. Reich has responsibility for the company’s manufacturing operations. In addition, he has responsibility for the company’s safety and quality programs, engineering, raw materials and energy procurement, transportation, outside processing and manufacturing planning. Also, he has oversight responsibility for the company’s subsidiary, AK Coal Resources, Inc., as well as for the company’s interest in Magnetation LLC.
He began his career with the company in 1989 in the engineering department at Middletown Works. He has extensive engineering, operations and maintenance experience, having led the company’s Middletown and Mansfield plants in prior years. He was named General Manager, Mansfield Works in 2000, General Manager, Middletown Works in 2006, Vice President, Specialty Steel Operations in 2010 and Vice President, Procurement and Supply Chain Management in 2012. He was named Senior Vice President, Manufacturing in 2014.
Mr. Reich serves as a member of the Board of Directors of the Atrium Medical Center Foundation. He served as Group Chair, Regional Campaigns for the 2014 United Way of Greater Cincinnati Campaign. He holds a Bachelor of Science degree in Civil Engineering from The Ohio State University and an MBA from the University of Notre Dame.
Mr. Howell has responsibility for the operations and maintenance of all of AK Steel’s manufacturing plants.
He joined AK Steel in 1997 as Manager, Steelmaking at Middletown Works. He progressed through a number of increasingly responsible operating positions at the Middletown, Ashland, and Butler plants before being named Director, Engineering and Raw Materials in 2009. He was named Vice President, Carbon Steel Operations in 2010 and Vice President, Operations in 2012. Prior to joining AK Steel, he had ten years of operating experience with U.S. Steel.
Mr. Howell serves as a member of the Executive Board of the Association for Iron and Steel Technology. He previously served as a board member of the Butler County Community College, Community Development Corporation of Butler County, King’s Daughters Medical Center, the Ashland Alliance and United Way. He holds a Bachelor of Science degree in Metallurgical Engineering from the University of Pittsburgh and an MBA degree from The Ohio State University.
Mr. Alter will continue to run the Legal Department and is responsible for all legal matters at the company, excluding Labor and Litigation, and he adds responsibility as Corporate Secretary. His legal oversight responsibility includes commercial, securities, antitrust, intellectual property, mergers and acquisitions, and corporate matters. He continues to serve as Counsel to the CEO and to the Board of Directors, and as the company’s Chief Compliance Officer. He also has responsibility for environmental affairs.
He joined AK Steel in 2009 as Corporate Counsel. He was named Corporate Counsel and Chief Compliance Officer in 2011 and Assistant General Counsel, Corporate and Chief Compliance Officer in 2012. In 2014, he was named Vice President, General Counsel and Chief Compliance Officer. Prior to joining AK Steel, he was Corporate Counsel with Convergys Corporation. He was also a Senior Associate for Keating Muething & Klekamp PLL.
Mr. Alter serves as a member of the Board of Trustees of Easter Seals TriState and the Bethesda Foundation. He is a guest lecturer at the Farmer School of Business at Miami University (Ohio) and is a former board member of Art Works Cincinnati. He graduated Cum Laude from Miami University with a Bachelor of Arts degree in Political Science and Economics. He holds a Juris Doctor from the University of San Diego School of Law.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.
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